CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (No. 333- 174558) on Form F-3 and the Registration Statement (No. 333-171280) on Form S-8 of our reports dated April 30, 2012, relating to the consolidated financial statements of Exceed Company Ltd. and its subsidiaries (collectively the “Company”) and the effectiveness of the Company’s internal control over financial reporting, which appeared in the Annual Report on Form 20-F of the Company that was filed with the Securities and Exchange Commission on April 30, 2012.

/s/ Crowe Horwath (HK) CPA Limited

Hong Kong, China

June 4, 2012